Exhibit 99.4

CONSENT OF WALTER R. STALEY

I consent to the use of my name as a Director Nominee in the section “Management” in the Registration Statement to be filed by Excel Trust, Inc. on Form S-11 and the related Prospectus and any amendments thereto.

Dated: March 15, 2010

/s/ Walter R. Staley
Walter R. Staley